================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13G

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULES 13d-1(c) AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                    AROC INC.

                                (Name of Issuer)


                          Common Stock, $.01 par value

                         (Title of Class of Securities)


                                    02932810

                                 (CUSIP Number)


                                   May 2, 2000

             (Date of Event which Requires Filing of this Statement)








Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

CUSIP No.                                 13G                 Page 2 of 5 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.  Bank of America Corporation
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      560906609
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   99,177,546*
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     99,177,546*
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      99,177,546*
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      67.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      HC
--------------------------------------------------------------------------------

* Includes 91,998,027 shares of common stock issuable upon conversion of 239,192 shares of Series A Preferred Stock, $.001 par value.

CUSIP No.                                 13G                 Page 3 of 5 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON. LaSalle Street Natural Resources Corporation I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      363931868
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   7,179,519
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     7,179,519
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      7,179,519
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      12.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      CO
--------------------------------------------------------------------------------

                                                               Page 4 of 5 Pages

ITEM 1(a).         NAME OF ISSUER.

                  AROC Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  4200 East Skelly Drive, Suite 1000
                  Tulsa, Oklahoma 74135

ITEM 2(a) .       NAMES OF PERSON(S) FILING.

                  Bank of America Corporation
                  LaSalle Street Natural Resources Corporation

ITEM 2(b).         ADDRESS OR PRINCIPAL BUSINESS OFFICES.

                  Bank of America Corporation
                  100 North Tryon Street
                  Charlotte, North Carolina  28255

                  LaSalle Street Natural Resources Corporation
                  333 Clay Street, Suite 4550
                  Houston, Texas 77002

ITEM 2(c).         CITIZENSHIP.

                  Bank of America Corporation - Delaware
                  LaSalle Street Natural Resources Corporation - Delaware

ITEM 2(d).         TITLE OF CLASS OF SECURITIES.

                  Common Stock, $.01 par value

ITEM 2(e).         CUSIP NUMBER.

                  02932810

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)    [ ] Broker or dealer registered under Section 16 of the Exchange
                    Act.

         (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)    [ ] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

         (d)    [ ] Investment company registered under Section 8 of the
                    Investment Company Act.

         (e)    [ ] An Investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

         (f)    [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)    [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)    [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
[X]

                                                               Page 5 of 5 Pages


ITEM 4.           OWNERSHIP.

                  With respect to the beneficial ownership of each reporting person, see Items 5 through 8 of the cover pages to this Amendment No. 1 to Schedule 13G applicable to each such person (pp. 2-3), which are incorporated herein by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  LaSalle Street Natural Resources Corporation

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






EXHIBIT A:        Joint Filing Agreement among the parties regarding filing of
                  Amendment No. 1 to Schedule 13G.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


May 3, 2000

                                                Bank of America Corporation:



                                                By: /s/ MARCIA L. BATEMAN
                                                    -------------------------
                                                      Marcia L. Bateman
                                                      Managing Director



                         [Signature Page - Schedule 13G]

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


May 3, 2000

                                              LaSalle Street Natural Resources
                                              Corporation



                                              By: /s/ MARCIA L. BATEMAN
                                                  -------------------------
                                                  Marcia L. Bateman
                                                  Managing Director



                         [Signature Page - Schedule 13G]

                                 EXHIBIT INDEX

EXHIBIT NO.         DESCRIPTION
----------          ------------
  99A               Joint Filing Agreement